Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-261315), Form S-3 (No. 333-231975), Forms S-8 (No. 333-227155, 333-231973, 333-231974, 333-266520, 333-267298 and 333-268072) and Forms S-4 (No. 333-221723 and 333-227156) of Lazydays Holdings, Inc. of our reports dated February 28, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting (which report expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) of Lazydays Holdings, Inc., appearing in the Annual Report on Form 10-K of Lazydays Holdings, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Orlando, Florida

February 28, 2023